Exhibit 99.4
EXECUTION VERSION
VOTING AGREEMENT
AGREEMENT, dated as of September 20, 2010 between Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (“Buyer”), and Al Yousuf LLC, a company organized under the laws of United Arab Emirates (“Shareholder”).
WHEREAS, as of the date of this Agreement, Shareholder owns 20,395,863 shares of common stock without par value, of the Company (“Common Stock”) (together with any shares of Common Stock that such Shareholder acquires after the date hereof, including upon exercise or conversion of any options, warrants, rights or other securities convertible into or exercisable for shares of Common Stock, the “Shares”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and Altair Nanotechnologies, Inc., a company organized under the laws of Canada (the “Company”) are entering into a Share Subscription Agreement (the “Share Subscription Agreement”) dated of even date herewith for the sale and issuance by the Company, and the subscription by Buyer, of certain shares of Common Stock;
WHEREAS, as an inducement to Buyer entering into the Share Subscription Agreement and incurring the obligations thereunder, Buyer has requested that Shareholder, and Shareholder has agreed to, enter into this Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Grant of Proxy; Voting Agreement
Section 1.01. Voting Agreement. Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Shareholder is entitled to vote at the time of any vote to approve the Common Stock Issuance to the Buyer at any meeting of the shareholders of the Company, and at any adjournment thereof, at which the Common Stock Issuance or any related agreements (or any amended version thereof) or actions are submitted for the consideration and vote of the shareholders of the Company to give effect to the Common Stock Issuance and such other related agreements or actions. Shareholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition

Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate actions the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Share Subscription Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.
Section 1.02. Irrevocable Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Shareholder hereby grants a proxy appointing Buyer as Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to the Shares. The proxy granted by Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Share Subscription Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked immediately upon termination of this Agreement in accordance with its terms.
ARTICLE 2
Representations and Warranties of Shareholder
Shareholder represents and warrants to Buyer that:
Section 2.01. Corporation Authorization. The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the corporate powers of Shareholder and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Shareholder, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar legal requirements affecting creditors’ rights generally.
Section 2.02. Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles or bylaws or comparable organizational documents of Shareholder, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under any provision of any agreement or other instrument binding on Shareholder, or (iv) result in the imposition of any Lien on the Shares.
Section 2.03. Ownership of Shares. Shareholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares or the disposition of such Shares.

Section 2.04. Total Shares. Except for the Shares set forth on the signature page hereto, Shareholder does not beneficially own as of the date of this Agreement any (i) shares of capital stock or voting securities of the Company (including securities entitling Shareholder to vote at the Company Shareholder Meeting), (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company (including securities entitling Shareholder to vote at the Company Shareholder Meeting), or (iii) options or other rights to acquire from the Company any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (including any securities entitling Shareholder to vote at the Company Shareholder Meeting).
Section 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Shareholder.
ARTICLE 3
Representations and Warranties of Buyer
Buyer represents and warrants to Shareholder that:
Section 3.01. Corporation Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar legal requirements affecting creditors’ rights generally.
ARTICLE 4
Covenants of Shareholder
Shareholder hereby covenants and agrees that:
Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxy or power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, pledge, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, encumbrance or other disposition of, any Shares during the term of this Agreement. Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, pledge, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Buyer promptly, and to provide all details requested by Buyer, if Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.
ARTICLE 5
Miscellaneous
Section 5.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
Section 5.02. Further Assurances. Shareholder and Buyer will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.
Section 5.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 5.04 Termination. This Agreement shall terminate (a) upon the earlier of the (i) termination of the Share Subscription Agreement in accordance with its terms, or (ii) the Closing under the Share Subscription Agreement, (b) at any time upon written notice by Buyer to Shareholder, or (c) if the Closing under the Share Subscription Agreement does not occur by January 31, 2011. No party hereto shall be relieved from liability for breach of this Agreement by reason of any such termination.
Section 5.05. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; except that Buyer may transfer or assign its rights and obligations, in whole or from time to time, in part, to one or more of its Affiliates at any time.
Section 5.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 5.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 5.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.10. Counterparts; Delivery; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signed counterpart may be delivered by facsimile or other form of electronic transmission with the same legal force and effect, for all purposes, as delivery of an originally signed agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 5.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.
Section 5.13 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Share Subscription Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CANON INVESTMENT HOLDINGS LIMITED
By:	/s/ Yincang Wei
	Name:	Yincang Wei
	Title:	Chairman

[Signature page to Al Yousuf voting agreement — Canon]

AL YOUSUF LLC
By:	/s/ Iqbal Al Yousuf
	Name:	Iqbal Al Yousuf
	Title:	President

[Signature page to Al Yousuf voting agreement — Al Yousuf]